Exhibit 99.1
MDI, Inc. Strengthens Management Team
Company Names Chief Financial Officer, Hires New Chief Operating Officer and Appoints New Senior
Vice President of Sales and Marketing
SAN ANTONIO, Texas — June 23, 2006 — MDI, Inc. (NASDAQ: MDII), the leading manufacturer of unified security technology solutions, today announced the strengthening of its executive management team with the addition of two seasoned security industry executives and the promotion of its Controller to Chief Financial Officer.
Effective immediately, James A. Kitchens, an executive with over twenty years of experience in senior financial management positions, will assume the role of Vice President — Finance and Chief Financial Officer for MDI. Mr. Kitchens will oversee all financial management and reporting functions for the company and will report to the Chief Operating Officer. Mr. Kitchens began his career with MDI in 2004 as Controller and Director of Accounting.
In addition, MDI has announced new sales and operations leadership with the appointment of Michael R. Sweet as Senior Vice President — Chief Operating Officer and Harold J. Haug as Senior Vice President — Sales and Marketing.
Mr. Sweet joins MDI with over twenty-five years of senior management and executive experience, primarily in the physical security and electronic control systems industries. His business expertise covers a broad spectrum of organizational functions including sales and marketing management, financial and operations management, project management and corporate growth and development.
Mr. Sweet will assume responsibility for all day-to-day operations and oversee Engineering, IT, Order Fulfillment, Shipping & Receiving and Financial Operations for all operating units within the Company. He will report directly to Chief Executive Officer J. Collier Sparks.
Prior to MDI, Mr. Sweet held key management positions as Vice President of Q.Pro, Inc., Vice President of Phelps Tointon, Inc., and President of Metroplex Control Systems, a leading integrated solutions provider, where he successfully negotiated six corporate acquisitions, expanded operating locations across the country and consistently grew revenue and profitability year over year.
Mr. Haug has directed successful sales, marketing and business development initiatives in both government and commercial markets across the globe for over twenty-six years. Throughout his executive career, he has maintained an exemplary track record of delivering sales growth and profitability through unifying corporate sales and marketing efforts to deliver customer-focused solutions.
Mr. Haug will oversee all sales, customer service, business development, marketing and channel programs for each operating unit within MDI. He will report directly to Chief Executive Officer J. Collier Sparks.
Mr. Haug has held senior management positions with the Edelman Corporation, Mosler, Inc., and SMF Systems Corporation, where he assisted in driving company growth from $6 million in annual sales to over $60 million in annual sales in a three-year period. He has also held management positions with American Magnetics Corporation (AMAG) and Casi-Rusco and is a twenty-five year member of the American Society for Industrial Security.

“We are excited about the evolution of our management team, as it will enable us to manage our corporate development, focus on key sales opportunities, and execute on our priorities,” said J. Collier Sparks, President and CEO of MDI. “We are working to streamline financial controls and key metrics that will emphasize profitability and accountability across the entire organization, and to tie employee performance and compensation to these metrics. We believe that we have put the right team in place to attain this goal and become a world-class company.”
About MDI, Inc.
MDI (NASDAQ: MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are united by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world’s most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI or its diversified line of security products, please visit www.mdisecure.com.
Forward-Looking and Cautionary Statements
Except for historical information and discussions contained herein, certain statements included in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.
Investor Relations Contact:
Richard A. Larsen
MDI, Incorporated
Richard.Larsen@mdisecure.com
(210) 477-5400
Media Contact:
Michael M. Garcia
MDI Security Systems
Mike.Garcia@mdisecure.com
(210) 477-5400